Exhibit 99.3

For Immediate Release
Contact:
Carol D. DeGuzman
Senior Director
Corporate Communications
Tel: 650 238 3370
Email:  cdeguzman@telik.com

TELIK ANNOUNCES POSITIVE RESULTS FROM PHASE 2 CLINICAL TRIAL OF TLK286
IN REFRACTORY COLORECTAL CANCER

Phase 2 Trial of TLK286 Planned in Combination with Oxaliplatin, 5-FU/LV

South San Francisco, CA, November 20, 2002 – Telik, Inc. (Nasdaq: TELK) presented positive data from the completed Phase 2 clinical trial of its TLK286 product candidate in patients with advanced colorectal cancer who had failed one or more treatment regimens. The data were presented today at the EORTC/NCI/AACR Symposium on Molecular Targets and Cancer Therapeutics in Frankfurt, Germany.

Seventy-three patients with advanced colorectal cancer were treated with TLK286 in a multicenter clinical trial. All of the patients had failed 5-fluorouracil, leucovorin (5-FU/LV) and irinotecan chemotherapy, and 68% had failed additional salvage regimens. Patients received TLK286 every three weeks until disease progression.

In this heavily pretreated group, TLK286 treatment resulted in a median time to tumor progression (TTP) of 2.1 months. This compares favorably with the median TTP of 1.6 months reported with single agent oxaliplatin which, in combination with 5-FU/LV, was recently approved by the FDA for the second line treatment of advanced colorectal cancer.

Overall median survival in the trial (Kaplan-Meier analysis) was 6.1 months, and in patients who received TLK286 as second line therapy, median survival was 7.3 months. In a subset analysis of the 16 patients treated with 5-FU/LV and oxaliplatin following TLK286 treatment, median survival (Kaplan-Meier analysis) was 13 months, which is significantly longer than expected. Survival in this subset was also significantly longer than the six month median survival seen in patients receiving best supportive care (p=0.0002).

Overall durable disease stabilization (33%) and tumor regressions (12%) were seen. Among patients receiving TLK286 as third line or subsequent salvage therapy, 36% had stabilization of disease with a median duration of six months. Disease stabilization was accompanied by clinical symptom improvement and a stabilization or decline in CEA tumor marker levels.

TLK286 was well-tolerated in this trial, without the toxicities associated with conventional chemotherapy. Most toxicities were classified as mild to moderate. There were few grade 3 and no grade 4 toxicities.

“Refractory colorectal cancer is among the most difficult tumors to treat and rarely responds to single agent therapy. We are pleased that TLK286 has demonstrated single agent clinical activity in these advanced colorectal cancer patients in this trial and has met the primary objective of improvement over expected TTP,” said W. David Henner, M.D., Ph.D., vice president, clinical research and development. “The finding that the subset of patients treated with TLK286 and then subsequently treated with 5-FU/LV and oxaliplatin had a significantly longer median survival than expected is consistent with recently presented preclinical data demonstrating synergy between TLK286 and oxaliplatin. As a result, we plan to conduct a clinical trial using TLK286 in combination with oxaliplatin and 5-FU/LV in advanced colorectal cancer.”

About TLK286

TLK286 is a small molecule antitumor drug that has a novel mechanism of action. TLK286 is activated by GST P1-1, an enzyme that is present in higher levels in many human cancers than in normal tissues. Elevated levels of GST P1-1 also correlate with chemotherapeutic drug resistance. Upon activation, TLK286 initiates an intracellular process known as apoptosis, or programmed cell death. More than 320 patients have received a total of more than 1,400 doses of TLK286 in eight clinical trials.

About Telik

Telik, Inc. of South San Francisco, CA is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases for which there is significant demand for new therapies. The company’s most advanced drug development candidate is TLK286, a tumor activated small molecule drug that is in Phase 2 clinical trials in ovarian, non-small cell lung, colorectal and breast cancer. Telik’s product candidates were discovered using its proprietary technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

You should not rely on forward-looking statements contained in this press release, including statement regarding the tolerability or potential efficacy of TLK286, or its potential in the treatment of one or more types of cancer, or Telik’s plans to initiate additional clinical trials. Telik can give no assurance with regard to these statements. TLK286 has been tested only in open-label uncontrolled clinical trials. Substantial additional testing, including randomized, controlled clinical trials, will be necessary prior to seeking regulatory approval to market TLK286, and there can be no assurance that such trials will be initiated, have a successful outcome, or that regulatory approval of TLK286 will be obtained. Telik is reliant on external manufacturing of TLK286. More detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission. Telik assumes no obligation to update any information in this press release.

EORTC/NCI/AACR Symposium: European Organization for Research and Treatment of Cancer/National Cancer Institute/American Association for Cancer Research Symposium on Molecular Targets and Cancer Therapeutics, November 19–22, 2002, Frankfurt, Germany